Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

SEI Catholic Values Trust:

We consent to the use of our report included herein dated March 27, 2015, with respect to the statements of assets and liabilities (in Organization) of SEI Catholic Values Trust, comprised of the Catholic Values Equity Fund and Catholic Values Fixed Income Fund as of March 5, 2015, and the related statements of operations (in Organization) for the period of March 5, 2015, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 27, 2015